UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 13, 2005

Western Digital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20511 Lake Forest Drive, Lake Forest, California		92630
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On July 4, 2005 Western Digital Corporation and Western Digital Technologies, Inc. (collectively "Western Digital") entered into a Settlement and License Agreement (the "Agreement") with Papst Licensing GmbH & Co. KG, a German corporation ("Papst"). In connection with the settlement, WD will make a one-time payment of $24 million to Papst on or before July 31, 2005. In exchange, Papst has agreed to dismiss with prejudice its lawsuit pending against Western Digital, grant to Western Digital a fully-paid license to certain patents owned by Papst, and release Western Digital of all past, present, and future claims alleging infringement by Western Digital of those Papst patents. The Agreement resolves all outstanding litigation between the two companies without any admission of infringement by Western Digital.

For Western Digital, the settlement will result in a net charge to operations of $19 million, which will be reflected in Western Digital's financial statements for the quarter ended July 1, 2005. As of April 1, 2005, Western Digital had cash and short-term investments of $574 million, and had generated $421 million in cash from operations for the twelve months then ended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Digital Corporation

July 13, 2005	By:	/s/ Raymond M. Bukaty

Name: Raymond M. Bukaty
Title: Senior Vice President, Administration,General Counsel and Secretary